Exhibit 4U

FORM VERSION

FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (EUROCLEAR), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (CLEARSTREAM), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

UNTIL 40 DAYS AFTER THE LATER OF THE DAY ON WHICH THE NOTES ARE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S) AND THE DATE OF THE CLOSING OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT (REGULATION S), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNERS OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (C) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE FISCAL AGENT, THE REGISTRAR AND THE TRANSFER AGENT SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO SUBCLAUSE (B) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, THE FISCAL AGENT, THE REGISTRAR AND THE TRANSFER AGENT IS COMPLETED AND DELIVERED BY THE TRANSFEROR. AS USED HEREIN, THE TERMS OFFSHORE TRANSACTION, UNITED STATES AND U.S. PERSON HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR

(II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BRISTOL-MYERS SQUIBB COMPANY

GLOBAL NOTE

4.625% SENIOR NOTES DUE 2021

Common Code No. 027593968

ISIN No. XS0275939683

€[                    ]

No.

Bristol-Myers Squibb Company, a Corporation organized under the laws of the State of Delaware (the Company), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or its registered assigns, the principal sum of €[                    ] on November 15, 2021.

Interest Payment Date:	November 15 in each year, commencing on November 15, 2007.

Record Date:	November 1 next preceding the relevant Interest Payment Date.

Additional provisions of this Note are set forth on the reverse of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November [    ], 2006

Bristol-Myers Squibb Company,

by

Authorized Officer

ATTEST:

Secretary

[Seal]

CERTIFICATE OF AUTHENTICATION

This is a Global Note of the series designated above and referred to in the within-mentioned Fiscal and Paying Agency Agreement.

The Bank of New York
as Fiscal Agent,

by

Authorized Signatory

(REVERSE OF NOTE)

TERMS AND CONDITIONS OF THE NOTES

1.	GENERAL

1.1	This Note is one of a duly authorized issue of debt securities of the Company, designated as its 4.625% Senior Notes due 2021 limited to the aggregate principal amount of €[ ] (except as otherwise provided below) and issued or to be issued pursuant to a Fiscal and Paying Agency Agreement (the Fiscal and Paying Agency Agreement) dated as of November 22, 2006 between the Company and The Bank of New York, as fiscal and principal paying agent (the Fiscal Agent, which term shall include its successors and assigns as such Fiscal Agent), which also acts as registrar and transfer agent, and AIB/BNY Fund Management (Ireland) Limited, as additional paying agent (the Irish Paying Agent and together with the Fiscal Agent the Paying Agents). The holders of the Notes (the Noteholders) will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Fiscal and Paying Agency Agreement. A copy of the Fiscal and Paying Agency Agreement is on file and may be inspected at the offices of the Paying Agents referred to below. Unless otherwise stated, terms used but not defined herein shall have the meaning assigned to them in the Fiscal and Paying Agency Agreement.

1.2	The Notes are direct unsecured obligations of the Company and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

1.3	THE NOTES ARE NOT DEPOSITS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

2.	DENOMINATIONS; TRANSFER

2.1	The Notes are in registered form without interest coupons in minimum denominations of €50,000 principal amount and integral multiples of €1,000 in excess thereof. A Noteholder may transfer the Notes in accordance with the Fiscal and Paying Agency Agreement. In connection with any such transfer, the Fiscal and Paying Agency Agreement will require the transferring Noteholder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer. Any such transfer will be made without charge to the Noteholder, other than any taxes, duties and governmental charges payable in connection with such transfer.

2.2	Notwithstanding the foregoing, the Company is not required to register the transfer of any Notes: (a) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes; or (b) for a period of 15 calendar days prior to the record date with respect to any interest payment date.

3.	PERSONS DEEMED OWNERS

The registered Noteholder of this Note will be treated as the owner of it for all purposes.

4.	METHOD OF PAYMENT

Noteholders must surrender Notes to a Paying Agent to collect principal and/or interest payments. The Company will pay principal and interest to the Paying Agent in Euros or such other lawful currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by the Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to Euroclear or Clearstream. All payments made in respect of a Definitive Note (including principal, premium and interest) will be made by mailing a check to the registered address of each Noteholder thereof; provided, however, that payments on a Definitive Note will be made by wire transfer if such Noteholder elects payment by wire transfer by giving written notice to the Fiscal Agent or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Fiscal Agent may accept in its discretion).

5.	PAYING AGENT, TRANSFER AGENT AND REGISTRAR

5.1	Initially, The Bank of New York will act as principal Paying Agent, Transfer Agent and Registrar. The Company may appoint and change any Paying Agent, Transfer Agent or Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent (other than with respect to Global Notes) or Registrar.

5.2	So long as the Notes are listed and admitted to trading on the Alternative Securities Market of the Irish Stock Exchange and the rules thereof so require, the Company shall maintain, at all times that payments are required to be made in respect of the Notes, a paying agent in (i) London, U.K. and (ii) Dublin, Ireland. Initially, AIB/BNY Fund Management (Ireland) Limited will act as Irish Paying Agent. In addition, the Company undertakes that it will ensure, to the extent practicable, that it maintains a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the Directive 2003/48/EC (the Directive) regarding the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, the Directive.

6.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Fiscal Agent or Paying Agents shall pay the money back to the Company at its written request unless an applicable abandoned property law designates another person. After any such payment, Noteholders entitled to the money must look to the Company for payment as general creditors and the Fiscal Agent and the Paying Agents shall have no further liability with respect to such moneys.

7.	INTEREST

The Notes will bear interest from November 22, 2006 (the Issue Date) until maturity, unless previously redeemed. Interest on the Notes will be payable annually in arrears on November 15 each year. The first such payment will be made on November 15, 2007.

8.	ADDITIONAL AMOUNTS

8.1	All payments of principal and interest on the Notes will be made without deduction or withholding for or on account of any present or future tax, assessment or other governmental charge, of whatever nature, imposed or levied by or within the United States or by or within any political subdivision or taxing authority thereof or therein, except as required by law. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest (Additional Amounts) to the Noteholder of any Note who is a United States Alien (as defined below) such amounts as may be necessary so that every net payment by the Company or any of its Paying Agents on such Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Noteholder or as a result of such payment by or within the United States (as defined below) (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, the Company will not be required to make any payment of Additional Amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such Noteholder (or between a fiduciary, settlor or, beneficiary of, or a person holding a power over, such Noteholder, if such Noteholder is an estate or a trust, or a member or shareholder of such Noteholder, if such Noteholder is a partnership or a corporation) and the United States, including, without limitation, such Noteholder (or such fiduciary, settlor, beneficiary of, person holding a power, member or shareholder), being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business within the United States or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation by or on behalf of the Noteholder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge that would not have been imposed but for such Noteholder’s past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or by withholding from a payment on a Note;

(e)	any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from any payments on a Note;

(f)	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Noteholder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)	any tax, assessment or other governmental charge imposed by reason of the Noteholder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or (ii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership; or

(h)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive;

nor shall such Additional Amounts be paid with respect to any payment on a Note to a Noteholder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder of such Note.

8.2	The term United States means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. The term United States Alien means any person who, for United States Federal income tax purposes is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual, or a non-resident alien fiduciary of a foreign estate or trust.

9.	REDEMPTION

9.1	The Notes will mature at par on November 15, 2016. Except as provided below, the Notes may not be redeemed prior to maturity.

9.2	The Notes will be redeemable, in whole but not in part, at the Company’s option, at any time at a redemption price equal to the greater of (a) 100% of the principal amount of such Notes or (b) as calculated by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis using a discount rate equal to the sum of the Reference Dealer Rate (as defined below), plus 0.20%, plus in each case, accrued interest thereon to the Redemption Date.

For this Clause 9, business day means, in relation to any place, a day on which banks are open for presentation and payment of registered debt securities and for dealings in foreign currencies in such place of presentation and, in the case of payment by transfer to a euro account, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is operating, provided, in both cases, such day is a business day in London, U.K.

Quotation Agent means the Reference Dealer (as defined below) selected by the Company.

Reference Dealer means any of [intentionally omitted] or their respective successors.

Reference Dealer Rate means, with respect to any Redemption Date, the average of the three quotations of the average midmarket annual yield to maturity of the 3.75% French Treasury Note due April 2021, or, if that security is no longer outstanding, a similar security in the reasonable judgment of the Reference Dealer, at 11.00 a.m. (London time) on the third business day in London preceding such Redemption Date quoted in writing to the Fiscal Agent by the Reference Dealer.

9.3	Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.

9.4	If, in the written opinion of independent counsel chosen by the Company, there is a substantial probability that the Company has or will become obligated to pay additional interest on the Notes as described under Additional Amounts above, as a result of any of the following events occurring on or after November 22, 2006:

(a)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings,

(b)	any action taken by a taxing authority of the United States or any political subdivision thereof or therein affecting taxation, which action is generally applied or is taken with respect to the Company,

(c)	a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof or therein, whether or not such decision was rendered with respect to the Company,

(d)	a private letter ruling or technical advice memorandum issued by the National Office of the United States Internal Revenue Service on substantially the same facts as those affecting the Company, or

(e)	any change, amendment, application, interpretation or execution of the laws of the United States (or any regulations or rulings promulgated thereunder) shall have been officially proposed,

and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, then the Company may, at its option, upon not less than 30 nor more than 60 days’ prior notice to the Noteholders for the time being of the Notes redeem the Notes in whole, but not in part, as a redemption price equal to 100% of the principal amount thereof plus accrued interest, if any, to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such additional interest were a payment in respect of the Notes due on such date and, at the time such notification of redemption is given, such obligation to pay such additional interest remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Fiscal Agent (i) a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel chosen by the Company to the effect that there is a substantial probability that the Company has or will become obligated to pay additional interest on the Notes.

9.5	Notice of any redemption of the Notes shall be given not less than 30 nor more than 60 days prior to the Redemption Date. Notice having been given, the Notes shall (except as otherwise provided in Clause 9.4 above) become due and payable on the Redemption Date and (upon presentation and surrender thereof) will be paid at the redemption price, together with Additional Amounts, if any, and accrued interest to the date fixed for redemption at the place or places of payment and in the manner specified herein.

9.6	The Company may at any time purchase Notes in the open market or otherwise at any price. Any purchase by tender offer shall be made available to all Noteholders alike. The Notes so purchased, while held by or on behalf of the Company, shall not be deemed to be outstanding for the purposes of the provisions of Clauses 10 and 13 below.

9.7	All Notes redeemed or purchased by the Company (other than any Notes purchased in the ordinary course of business of dealing in securities) will be canceled and may not be re-issued or resold.

10.	EVENTS OF DEFAULT

10.1	The occurrence of any of the following events shall constitute an event of default (herein referred to as an Event of Default) hereunder with respect to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default in the payment of any interest or any Additional Amounts upon any Note of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(b)	default in the payment of the principal of (or premium, if any, on) any Note of that series at its Maturity; or

(c)	default on the part of the Company in the performance, or breach, of any covenant or warranty with respect to the Notes of such series (other than a covenant or warranty in respect of the Notes of such series a default in the performance of which or the breach of which is elsewhere in this Clause specifically dealt with), all of such covenants and warranties in this Agreement which are not expressly stated to be for the benefit of a particular series of Notes being deemed to be in respect of the Notes of both series for this purpose, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Noteholders of at least 25% in principal amount of the Outstanding of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such is a “notice of default” hereunder; or

(d)	the entry of an order for relief against the Company under the Federal Bankruptcy Act by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent under any other applicable Federal or State law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(e)	the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property , or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

10.2	In case one or more of the Events of Default specified above shall have occurred and be continuing with respect to the Notes, any Noteholder, by written notice to the Company, may identify the applicable Event or Events of Default, declare the principal of its Note or Notes, together with accrued interest and additional amounts, if any, to be due and payable immediately, whereupon such amounts shall become due and payable immediately, unless prior to the receipt of such notice by the Company all such Events of Default have been cured. In case a Noteholder shall have proceeded to enforce any right as set forth herein and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Noteholder, then and in every such case the Company and such Noteholder shall be restored to their respective several positions and rights hereunder, and all rights, remedies and powers of the Company and such Noteholder shall continue as though no such proceeding had been taken. Upon any such declaration being made, interest shall continue to accrue on the Note or Notes affected by such declaration until the Notes shall be paid in full or until the seventh day after the date upon which notice is duly given to the applicable Noteholders in accordance with the provisions of Clause 16 below that the principal amount of such Notes together with accrued interest and additional amounts thereon have been duly paid in full to the Fiscal Agent (provided that sufficient funds have actually been received and are available for such purpose), whichever is earlier.

10.3	The Noteholder of this Note shall be entitled to file such proof of claim, amendment of proof of claim, claim, petition or other document as may be necessary or advisable in order to have the claims of such Noteholder allowed in any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities, liquidation, winding-up or other similar proceedings of the Company as a whole or affecting its property.

11.	COVENANTS OF THE COMPANY

11.1	The Company shall not create, assume or suffer to exist, any Lien upon any Restricted Property to secure any Debt of the Company, any Subsidiary or any other Person, or permit any Subsidiary to do so, without making effective provision whereby the Notes then Outstanding and having the benefit of this Clause 11 shall be secured by such Lien equally and ratably with (or prior to) such Debt for so long as such Debt shall be so secured, except that the foregoing shall not prevent the Company of any Subsidiary from creating, assuming, or suffering to exist any of the following Liens:

(a)	any Lien existing on the date of issuance of the Notes;

(b)	any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary;

(c)	any Lien existing on property at the time of acquisition thereof by the Company or a Subsidiary;

(d)	any Lien to secure any Debt incurred prior to, at the time of or, or within 12 months after the acquisition of any Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

(e)	any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

(f)	any Lien securing any Debt of a Subsidiary owing to the Company or to another Subsidiary;

(g)	any Lien securing any industrial development, pollution control, or similar revenue bond;

(h)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property); and

(i)	any Lien not permitted by clauses (a) through (g) above securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions would be subject to the restrictions of Clause 11.2 but for this Clause 11.1(i), does not exceed 10% of Consolidated Net Tangible Assets.

11.2	The Company shall not enter into any Sale and Leaseback Transaction, not permit any Subsidiary owning Restricted Property so to do, unless either:

(a)	The Company or such Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without equally and ratably securing the Outstanding Notes without violating Clause 11.1; or

(b)	The Company, during the six months immediately following the effective date of such Sale and Leaseback Transaction, causes to be applied to (A) the acquisition of Restricted Property or (B) the voluntary retirement of Notes or Funded Debt (whether by redemption, defeasance, repurchase or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction (crediting to the amount applied pursuant to this clause (B) the principal amount of any Notes or Funded Debt delivered to the Fiscal Agent for retirement or cancellation during the six months immediately after the effective date of such Sale and Leaseback Transaction).

11.3	For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires:

(a)	The term Consolidated Net Tangible Assets means, with respect to the Company, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like tangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined on a consolidated basis in accordance with generally accepted accounting principles.

(b)	The term Debt means (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms and (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

(c)	The term Funded Debt means Debt of the Company or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and Debt classified as long-term debt under generally accepted accounting principles and, in the case of Funded Debt of the Company, ranking at least pari passu with the Notes.

(d)	The term Restricted Property means (i) any manufacturing facility (or portion thereof) owned or leased by the Company or any Subsidiary and located within the continental United States which, in the opinion of the Board of Director, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets, and (ii) any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

(e)	The term Sale and Leaseback Transaction means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to another person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property, and (iv) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

(f)	The term Subsidiary means a corporation the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company. The term Voting Stock, as applied to the stock of any corporation, means stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

(g)	The term Value means with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series issued under the Fiscal and Paying Agency Agreement that are Outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of Clause 11.2.

12.	REPLACEMENT, EXCHANGE AND TRANSFER OF NOTES

In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company in its discretion may execute, and, upon the written request of the Company, the Fiscal Agent shall authenticate and deliver, all at the expense of the Noteholder, a new Note bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note (and upon surrender thereof, or in lieu of and in substitution for the apparently destroyed, lost or stolen Note). In every case the applicant for a substitute Note shall furnish to the Company and to the Fiscal Agent such security or indemnity as may be required by them to indemnify and defend and to hold each of them and any agent of the Company or the Fiscal Agent harmless and, in every case of destruction, loss or theft evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental or insurance charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Fiscal Agent) connected therewith. Mutilated or defaced Notes must be surrendered before a replacement will be issued.

13.	MODIFICATIONS AND AMENDMENTS; WAIVER

13.1	The terms of Clause 16 of the Fiscal and Paying Agency Agreement for actions of Noteholders, including the modification of any provisions of the Notes, are incorporated herein.

13.2	No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the places, at the respective times, at the rate and in the coin or currency herein prescribed, subject only to the provisions for the modifications set forth in Clause 16 of the Fiscal and Paying Agency Agreement.

14.	NON-BUSINESS DAY

If the date for payment on any Note is not a business day, then the Noteholder thereof shall not be entitled to payment of the amount due until the next following business day nor to any further interest or other payment in respect of such delay. For these purposes, business day means, in respect of any place of presentation, any day on which banks are open for presentation and payment of registered debt securities and for dealings in foreign currencies in such place of presentation and, in the case of payment by transfer to a euro account, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is operating, provided, in both cases, such day is a business day in London, U.K.

15.	FISCAL AGENT

In acting under the Fiscal and Paying Agency Agreement and in connection with the Notes, the Fiscal Agent is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with the Noteholders, except that any funds held by the Fiscal Agent for payment of principal of or interest on, or Additional Amounts with respect to, any Note shall be held in trust by it and applied as set forth herein, but need not be segregated from other funds held by it, except as required by law. For a description of the duties and the immunities and rights of the Fiscal Agent under the Fiscal and Paying Agency Agreement, reference is made to the Fiscal and Paying Agency Agreement, and the obligations of the Fiscal Agent to the Noteholders of the Notes are subject to such immunities and rights.

16.	NOTICES

16.1	While any Notes are represented by one or more Global Notes, all notices to Noteholders shall be delivered to Euroclear and Clearstream, as applicable, for communication to entitled account Noteholders. So long as the Notes are listed or admitted to trading on the Alternative Securities Market of the Irish Stock Exchange and its rules so require, all notices to Noteholders will also be published by the Company by delivery to the Companies Announcement Office in Dublin. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Company may approve. In the case of Definitive Notes, notices will be mailed to Noteholders by first-class mail or other equivalent means at their respective addresses as they appear on the records of the Registrar.

16.2	If and so long as the Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.

16.3	Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first-class mail or other equivalent means will be deemed given seven days after mailing whether or not the addressee receives any such notice. Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

17.	FURTHER ISSUES OF NOTES

The Company may from time to time without the consent of the Noteholders create and issue further securities having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment or interest thereon) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Company may determine at the time of their issue. References herein to the Notes include (unless the context otherwise requires) any other securities issued pursuant to this clause and forming a single series with the Notes.

18.	GOVERNING LAW

The Notes shall be construed in accordance with and governed by the laws of the State of New York, United States of America.

19.	AUTHENTICATION

No Note attached thereto shall become valid or obligatory until the certificate of authentication thereon shall have been duly signed by the Fiscal Agent acting under the Fiscal and Paying Agency Agreement.

20.	WARRANTY OF THE COMPANY

Subject to Clause 19, the Company hereby certifies and warrants that all acts and conditions required to be performed and to have happened precedent to the creation and issuance of the Notes and to constitute the same legal, valid and binding obligations of the Company enforceable in accordance with their terms, have been performed and have happened in compliance with all applicable laws.

21.	ISINS AND COMMON CODES

The Company has caused ISINs and Common Codes to be printed on the Notes and has directed the Fiscal Agent to use ISINs and Common Codes in notices of redemption as a convenience to Noteholders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase, and reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Fiscal Agent of any change in the ISINs or Common Codes.

22.	DESCRIPTIVE HEADINGS

The descriptive headings appearing in these Terms and Conditions are for convenience of reference only and shall not alter, limit or define the provisions hereof.